                                                                   EXHIBIT 10.53

                  SUPPLEMENTAL EXECUTIVE COMPENSATION AGREEMENT


                  THIS SUPPLEMENTAL EXECUTIVE COMPENSATION AGREEMENT ("Agreement") is entered into effective as of the 1st day October, 1999, by and between HIGH SPEED ACCESS CORP., a Delaware corporation (the "Company") and DANIEL J. O'BRIEN, an individual resident of Colorado ("Executive").

         RECITALS:

         Executive desires to be employed by the Company and the Company desires to employ Executive. As a condition of such employment, Executive and the Company desire to execute this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the Company and Executive as follows:

         1. Definitions. The following words and phrases, when used herein, shall have the following meanings:

                  A. "Board" means the Company's Board of Directors.

                  B. "Cause" means that Executive's employment with the Company shall have terminated upon the occurrence of any of the following events:

                           (a) The discharge of Executive for willful misconduct, dishonesty or fraud on Executive's part in connection with the performance of any of his duties under the Employment Agreement; or

                           (b) The discharge of Executive for a material breach by Executive of any of the terms of Sections 8 or 10 of the Employment Agreement; or

                           (c) The discharge of Executive upon a determination by the Board, acting in good faith and with reasonable justification, that Executive's performance in his position as Chief Operating Officer of the Company has been unsatisfactory, after first having given written notice to Executive that his performance has been unsatisfactory (which notice shall set forth in reasonable detail the nature of the unsatisfactory performance), and Executive having failed to cure such unsatisfactory performance within thirty (30) days thereafter to the reasonable satisfaction of the Board; or

                           (d) The discharge of Executive for conviction of a felony or a crime involving moral turpitude.

                  C. "Common Stock' means the $.01 par value per share common stock of the Company.

                  D. "Company" means High Speed Access Corp., a Delaware corporation, and its successors.

                  E. "Disability" or "Disabled" means a physical or mental condition which in the Company's judgment, based on medical reports and other evidence satisfactory to the Company, prevents Executive from satisfactorily performing his usual duties for the Company as Chief Operating Officer for a continuous period of six (6) months.

                  F. "Employment Agreement" means the Employment Agreement between the Company and Executive dated October 1, 1999.

                  G. "Good Reason" means that Executive shall have terminated his employment with the Company upon the determination by Executive that any or more of the following events has occurred:

                           (a) a material change in Executive's duties as Chief Operating Officer or an adverse change in Executive's title; or

                           (b) any reduction by the Company of Executive's Salary or a material reduction in Executive's benefits.

                  I. "Option" means the option to purchase the Option Shares pursuant to the Option Agreement.

                  J. "Option Agreement" means the Stock Option Agreement effective as of October 1, 1999 between the Company and Executive.

                  K. "Option Shares" means the 750,000 shares of Common Stock subject to the Option.

                  L. "Salary" shall have the meaning given it in the Employment Agreement.

         2. Payment Election; Cancellation of Option.

                  A. If, as of September 30, 2002, the Spread (as defined herein) is less than Two Dollars ($2.00) per share, Executive may elect, with respect to all or a portion of the Option Shares then outstanding (including Option Shares which under the provisions of the Option Agreement are not then exercisable by Executive), to surrender to the Company for cancellation the unexercised Option, or portion thereof to which the election relates, and to receive from the Company in exchange therefor a cash payment equal to the product of [i] Two Dollars ($2.00) multiplied by [ii] the number of Option Shares then outstanding and not previously exercised by Executive as to which the election relates. Such payment by the Company shall be in lieu of Executive's exercise of the Option, or the portion thereof to which the election relates. Executive may exercise this election by delivering written notice of exercise to the Company (the "Election Notice") on or before October 10, 2002. "Spread" shall mean the difference between the exercise price per share of the Option Shares and the Fair Market Value per share of the Option Shares. "Fair Market Value" per share shall mean the average of the closing sale prices of the Common Stock as quoted on the Nasdaq National Market System for the ten (10) consecutive trading days immediately preceding the date of measurement.

                  B. If Executive's employment with the Company is terminated without Cause or for Good Reason, within the six (6) month period following the hiring by the Company of a chief executive officer, 250,000 of the Option Shares (to the extent not then vested and exercisable) shall automatically vest and become immediately exercisable by Executive (the "Vested Option Shares"). If the Spread on the Vested Option Shares is less than Two Dollars ($2.00) per share as of the date of Executive's termination of employment, Executive may elect, with respect to all or any portion of the Vested Option Shares, to surrender to the Company for cancellation the unexercised Option, or portion thereof to which the election relates, and to receive from the Company in exchange therefor a cash payment equal to [i] Two Dollars ($2.00) multiplied by the number of Vested Option Shares as to which the election relates, multiplied by [ii] the number of months during which Executive has been employed by the Company (with any partial month in which Executive has served ten or more days counted as one month), divided by [iii] 12. Such payment by the Company shall be in lieu of Executive's exercise of the Option with respect to the Vested Option Shares, or the portion of the Vested Option Shares to which the election relates. Executive may exercise this election by delivering an Election Notice within ten (10) days after the date of Executive's termination of employment.

         3. Payment. Subject to Executive's right to defer any payment as provided in Section 6 of this Agreement, the Company shall pay Executive any amount to which he is entitled under Section 2 of this Agreement in one lump sum payment within thirty (30) days after receipt of Executive's Election Notice. The Company shall deduct from any payments to Executive under this Agreement any federal, state or local withholding or other taxes or charges which the Company is required to deduct under applicable law.

         4. Forfeiture. Except as provided in Section 2.B of this Agreement, all rights to any payments to Executive under this Agreement will be discontinued and forfeited, and the Company will have no further obligation hereunder to Executive under this Agreement upon the termination of Executive's employment with the Company for any reason, whether voluntary or involuntary.

         5. Accrual of Payment Amounts. The Company shall accrue the sum of Five Hundred Thousand Dollars ($500,000) per year in each of the first three years of Executive's employment with the Company to assist it in satisfying its liability, if any, to Executive under this Agreement. The Company shall remain the owner of amounts accrued under this Agreement. Executive shall have only the Company's unsecured promise to pay. The rights accruing to Executive shall be those of an unsecured general creditor of Company. Any contract, policy or other asset which the Company may utilize to assure itself of the funds to make payment shall not serve in any way as security to Executive for the Company's performance under this Agreement. Any account established under this Agreement by the Company is for bookkeeping purposes only and shall not be considered to create a fund or trust for Executive or his beneficiary.

         6. Deferral Election.

                  A. Deferral Election. Executive may elect to defer the receipt of all or a portion of the cash payments otherwise payable to him by the Company under Section 2.A of this Agreement. An election by Executive to defer any payment shall be made in writing and shall specify the dollar amount of the payment to be deferred. Executive's written election under this Section 6 must be delivered to the Company on or before December 31, 2001 and shall be irrevocable.

                  B. Ownership and Investment of Deferred Amounts. Amounts deferred by Executive may be kept in any investment vehicles or assets as may be selected by the Company in its discretion. The Company shall be the owner of all amounts deferred by Executive.

                  C. Disposition of Executive's Account. Payment of any amounts deferred by Executive hereunder shall be made to Executive on or before the first business day of the calendar month immediately following the month in which Executive separates from service with the Company for any reason. Except as otherwise expressly provided herein, amounts credited to Executive shall be paid to Executive in a single sum cash payment. If Executive dies before distribution of all amounts credited to him, any amounts remaining shall be distributed to his designated beneficiary in a single sum payment. If there is no valid beneficiary designation filed with the Company at the time of Executive's death, distribution of amounts otherwise payable to Executive shall be paid to the personal representative of Executive's estate as a part of his estate.

         7. Nontransferability/Nonalienability. No right of Executive or his beneficiary to receive any payment pursuant to this Agreement shall be subject to alienation, transfer, sale, assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payments whether presently or thereafter payable shall be void. Any payment due shall not in any manner be subject to the debts or liabilities of Executive, his beneficiary or any other person.

         8. No Guarantee of Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties, nor shall any provision restrict the Company's right to discharge Executive, with or without cause, or restrict Executive's right to terminate his employment with the Company.

         9. Enforceability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         10. Notices. All notices required or permitted by this Agreement shall be in writing and shall be given or made by personal delivery or by certified or registered first-class mail, return receipt requested, postage prepaid, or by a reputable overnight courier, at the following address, or such other address as provided in writing by the person to receive the notice to the person providing the notice: if to the Company: High Speed Access Corp., 4100 East Mississippi Avenue, Denver, Colorado 80246; if to Executive: Daniel J. O'Brien, 31 Golden Eagle Lane, Littleton, Colorado 80127. Any notice or other communication hereunder shall be deemed to have been duly given or made if made by hand, when delivered against receipt therefor or when attempted delivery shall be rejected, as the case may be, if made by letter, upon deposit thereof in the mail, postage prepaid, registered or certified, with return receipt requested, and if by reputable overnight courier, when sent.

         11. Assignment. This Agreement may not be assigned by Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         12. Waiver of Breach. Failure or delay by either party to insist upon compliance with any provision hereof shall not operate as, and is not be construed as, a waiver or amendment of such provision. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

         13. Entire Agreement; Modification. This Agreement, the Employment Agreement and the Option Agreement constitute the entire agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be revoked or revised except by a writing signed by the Company and Executive.

         14. Severability. Should a court of competent jurisdiction determine that any part of this Agreement is not fully enforceable, the unenforceable portion shall be severed from the Agreement and the remainder of this Agreement shall be fully enforced.

         15. Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

         16. Jurisdiction. The Company and Executive agree and consent to the exclusive jurisdiction of the courts of the State of Colorado and of any federal court located in Denver, Colorado in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection with this Agreement, or any breach of this Agreement or any such document or instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       HIGH SPEED ACCESS CORP.

                                       By: /s/ David A. Jones, Jr.
                                          --------------------------------------

                                       Title: Chairman
                                             -----------------------------------



                                           /s/ Daniel J. O'Brien
                                       -------------------------
                                       DANIEL J. O'BRIEN